Filed Pursuant to Rule 433

Registration No. 333-228364

Free Writing Prospectus dated September 3, 2019

Drive Auto Receivables Trust 2019-4

Issuing Entity

Santander Drive Auto Receivables LLC	Santander Consumer USA Inc.
Depositor	Sponsor and Servicer

The depositor has prepared a preliminary prospectus dated September 3, 2019 which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	S&P Global Ratings
Class A-1 Notes	P-1 (sf)	A-1+ (sf)
Class A-2-A Notes	Aaa (sf)	AAA (sf)
Class A-2-B Notes	Aaa (sf)	AAA (sf)
Class A-3 Notes	Aaa (sf)	AAA (sf)
Class B Notes	Aa1 (sf)	AA (sf)
Class C Notes	A1 (sf)	A (sf)
Class D Notes	Baa3 (sf)	BBB (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Underwriters

SOCIETE GENERALE	Citigroup	Deutsche Bank Securities

Solely with respect to the Class A notes:

BMO Capital Markets	MUFG	Santander

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-855-881-2108.